Prudential Investments, LLC
Gateway Center Three, 4th floor
100 Mulberry Street
Newark, New Jersey 07102
March 1, 2014
The Board of Trustees
Prudential Investment Portfolios 3
Gateway Center Three, 4th floor
100 Mulberry Street
Newark, New Jersey 07102
Re:	Prudential Real Assets Fund
To the Board of Trustees:
Prudential Investments LLC has contractually agreed, through June 30, 2015 to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, extraordinary and certain other expenses, including taxes, interest and brokerage commissions) of each class of shares to 0.95% of the Fund's average daily net assets. This expense limit includes acquired fund fees and expenses, but excludes dividends and other expenses related to short sales.  Additionally, the Manager has contractually agreed to waive any management fees it receives from the Fund in an amount equal to the management fees paid by the Fund’s wholly-owned Cayman Islands subsidiary fund (the Cayman Subsidiary). This waiver will remain in effect for as long as the Fund remains invested or intends to invest in the Cayman Subsidiary.
Very truly yours,

PRUDENTIAL INVESTMENTS LLC
By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President